EXHIBIT L-2

                 FORM OF AMENDMENT [No. ______]
                              TO
              SECURITY AGREEMENT (GENERAL INTANGIBLES)


          This Amendment No. __ to Security Agreement (General Intangibles (this "Amendment"), is made as of this _____ day of ____________, 1994 by HEALTH CARE REIT, INC., a Delaware corporation ("Borrower"), One SeaGate, Suite 1950, Toledo, Ohio 43603, in favor of NATIONAL CITY BANK, a national banking association, as Agent (together with its successors and assigns in such capacity, the "Agent"), National City Center, 1900 East Ninth Street, Metro Division, Cleveland, Ohio 44114, for the ratable benefit of itself and the Banks (as defined below) from time to time parties to the Credit Agreement (as such term is hereinafter defined).

                              RECITALS

     WHEREAS, Borrower has entered into that certain Amended and Restated Credit Agreement dated as of September 8, 1994 (as the same may be supplemented, amended, restated, modified or substituted from time to time, the "Credit Agreement") with National City Bank and certain other banks as set forth in the Credit Agreement and their successors and assigns (hereinafter collectively referred to as the "Banks") and Agent as agent for the Banks (in such capacity hereinafter referred to as the "Agent" or "Secured Party"), pursuant to which the Banks have agreed to make certain financial accommodations to Borrower upon the terms and conditions set forth therein;

     WHEREAS, Borrower has executed and delivered to the Agent for the ratable benefit of the Banks a Security Agreement (General Intangibles), dated as of September 8, 1994 (as the same may be supplemented, amended, restated, modified or substituted from time to time, the "Security Agreement"; capitalized terms used herein without definition have the meanings ascribed to such terms in the Security Agreement) to secure to the Agent for the ratable benefit of the Banks the obligations of Borrower to the Banks under the Credit Agreement, the Notes (as defined in the Credit Agreement), the Collateral Documents (as defined in the Credit Agreement), and all Related Writings (as defined in the Credit Agreement) (the Notes, the Credit Agreement, this Agreement, the Collateral Documents and the Related Writings are sometimes collectively referred to herein as the "Loan Documents");

     WHEREAS, in order to (i) reaffirm the security interest of the Agent for the ratable benefit of the Banks in the Collateral and
(ii) grant to the Agent for the benefit of the Banks by amendment a security interest in certain Collateral (as defined in the Security Agreement) to be added as Collateral (as defined in the Credit Agreement) subsequent to the date of the Security Agreement,
Section 14 of the Security Agreement and Section 3.03 of the Credit Agreement provides for the execution and delivery, from time to time, of Amendments to Security Agreement:

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purposes set forth below, Borrower hereby covenants and agrees as follows:

     1. Grant of Security. Borrower hereby assigns and pledges to the Agent for its benefit and the ratable benefit of the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Banks, a security interest in, the following (collectively, the "Collateral"): (a) all of Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all instruments (as defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of Ohio (the "UCC")) and general intangibles (as defined in the UCC) of any kind, now or hereafter existing, and all rights now or hereafter existing in and to all security agreements, mortgages, pledge agreements, loan agreement, leases, certificates and other contracts securing or guarantying or otherwise relating to or comprising any such instruments or general intangibles, (x) arising out of or in connection with and limited to Borrower's Operator Loans (as defined in the Credit Agreement) or Operator Leases (as defined in the Credit Agreement) with respect to the Operators and Health Care Facilities (as each is defined in the Credit Agreement) set forth on Schedule I-A hereto and (y) including, without limitation, (i) all of Borrower's right, title and interest in and to each of the agreements listed on Schedule II-A and each other agreement executed by any of the Operators or any guarantor thereof in respect of the Health Care Facilities set forth on Schedule I-A in favor of the Borrower or to which Borrower is now or may hereafter become a party, in each case as such agreements may be amended or otherwise modified from time to time (collectively, the "Operator Documents"), (ii) all rights of Borrower to receive moneys due and to become due under or pursuant to the Operator Documents, (iii) all rights of Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Operator Documents, (iv) claims of Borrower for damages arising out of or for breach of or default under the Operator Documents and (v) the right of Borrower to terminate the Operator Documents, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; and (b) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clause (a) of this
Section 1 and, to the extent not otherwise included, all (x) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (y) cash.

     2. Obligations. This Amendment secures the complete and timely payment of all principal and interest on any Loans made under the Credit Agreement (including, without limitation, all amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy
Code, 11 USC Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 USC Section 502(b) and
Section 506(b)), all liabilities under any hedge agreement, swap agreement or similar agreement between the Borrower and any Bank, all liability of the Borrower under Article VII and Article IX of the Credit Agreement, and all fees and other liabilities, payable to the Banks or the Agent or any thereof by the Borrower pursuant to this Agreement, the Credit Agreement, the Collateral Documents or any Related Writing (all such obligations secured herein referred to as the "Obligations").

     3.  Amendment to Schedule I and Schedule II of Security
Agreement. Schedules I and II to the Security Agreement (as the same may have been previously amended or restated or supplemented) to add the items set forth on Schedule I-A and II-A hereto.

     4. Representations and Warranties. Borrower represents and warrants to the Agent that each of the representations and warranties set forth in Section 3 of the Security Agreement are true and correct. Borrower further represents and warrants that this Amendment is made in accordance with the terms and limitations of the Security Agreement and the Credit Agreement (including, without limitation, Section 2.09 thereof).

     5. Delivery of Instruments; Further Assurances. Borrower shall deliver or cause to be delivered to the Agent for the benefit of the Banks originals of any of the Operator Documents constituting instruments (as defined in Article 9 of the UCC). Borrower shall execute or cause to be executed such additional instruments and shall do or cause to be done such further acts, as the Agent may reasonably request, in order to permit the Agent to perfect, protect, preserve and maintain the security interest granted to the Agent by this Agreement, including, but not limited to (i) general or specific assignments of such Operator Documents as the Agent may designated, (ii) UCC-1 financing statements (or UCC-3 amendments to previously filed UCC-1 financing statements) naming Borrower as debtor and the Agent as Secured Party for the benefit of the Banks with respect to the collateral identified on
Schedule II-A and (iii) UCC-3 assignments of any financing statements filed in favor of Borrower in respect of any of the Operator Documents or the obligations to the Borrower secured thereby.

     6. Governing Law. This Amendment and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Ohio (without giving effect to the conflict of laws rules thereof), except to the extent that the perfection and enforcement of the lien and security interest granted hereunder must be subject to the laws governing the Operator Documents.

     7. Ratification of Security Agreement. Borrower hereby ratifies and affirms the provisions of the Security Agreement, as amended hereby.

          IN WITNESS WHEREOF, Borrower has caused this Agreement to be executed by its officers or agents thereunto duly authorized, as of the date first above written.

                                      HEALTH CARE REIT, INC., a
                                        Delaware corporation


                                 By:_______________________________

                                 Name:_____________________________

                                 Title:____________________________

                         Schedule I-A
                              to
                      Amendment No. __ to
         Security Agreement (General Intangibles)
                    (dated _________, 199_)

Health Care Facilities and the Operators related thereto:


Operator                              Health Care Facility

                         Schedule II-A
                               to
                      Amendment No. __ to
           Security Agreement (General Intangibles)
                      (dated _________, 1994)

Operator Documents:


[Each of the agreements executed by the following Operator in respect of the following Health Care Facility (or any guarantor of such Operator) in favor of Borrower, including without limitation, the following:

1.  Note
2.  Loan Agreement
3.  Mortgage
4.  Guaranty ...]


[Each of the agreements executed by the following Operator in respect of the following Health Care Facility (or any guarantor of such Operator) in favor of Borrower, including without limitation, the following:

1.  Lease Agreement
2.  Guaranty ...]